QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.36

ALLOS THERAPEUTICS, INC.
EMPLOYMENT AGREEMENT FOR
PABLO J. CAGNONI

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of October 7, 2003, by and between ALLOS THERAPEUTICS, INC., (the "Company"), and PABLO J. CAGNONI ("Executive") (collectively, the "Parties").

        WHEREAS, Executive is critical to the Company's current product development activities and NDA submission, as well as the ongoing operation of the Company; and

        WHEREAS, the Company wishes to continue to employ Executive and assure itself of the continued services of Executive during this critical period, on the terms set forth herein; and

        WHEREAS, Executive wishes to be so employed under the terms set forth herein.

        NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of Executive's employment:

        1.    EMPLOYMENT.    The Company hereby agrees to employ Executive as Vice President of Clinical Development and Executive hereby accepts such employment upon the terms and conditions set forth herein.

        2.    AT-WILL EMPLOYMENT.    It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive's employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice. The nature, terms or conditions of Executive's employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in writing signed by Executive and the Chairman of the Board of Directors.

        3.    DUTIES.    Executive shall render full-time services to the Company as its Vice President of Clinical Development. Executive shall devote his best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company. Of course, the Company reserves the right to modify Executive's job duties and responsibilities as necessary.

        4.    POLICIES AND PROCEDURES.    Executive agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Executive further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Executive.

        5.    COMPENSATION.    For all services rendered and to be rendered hereunder, the Company agrees to pay to the Executive, and the Executive agrees to accept a base salary of $225,000 per annum. Any such salary shall be payable in equal biweekly installments and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive. The Board of Directors may adjust the Executive's compensation from time to time in its sole and complete discretion.

        6.    BONUS.    Executive will be eligible for a discretionary bonus, based on both corporate and individual goals, in an amount equal to 25% of Executive's base salary ("Bonus"). The decision to award the Bonus and/or to modify the amount of any bonus given is within the sole and complete discretion of the Board.

        7.    OTHER BENEFITS.    While employed by the Company as provided herein:

            (a)    Executive and Employee Benefits.    The Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in the 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Executive from time to time at the Company's discretion.

            (b)    Out-of-Pocket Expense Reimbursement.    The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.

            (c)    Personal Time Off.    The Executive shall be entitled to personal time off and sick leave according to the Company's benefits package.

        8.    PROPRIETARY AND OTHER OBLIGATIONS.    Executive agrees to continue to abide by Executive's previously executed Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A (the "Confidentiality Agreement").

        9.    TERMINATION.    Executive and the Company each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

            (a)    Termination by Death or Disability.    Subject to applicable state or federal law, in the event Executive shall die during the period of his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Executive's inability to carry out his job responsibilities for a continuous period of more than three months, Executive's employment and the Company's obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Executive has failed to carry out his job responsibilities for three months, except that the Company shall pay Executive's estate any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of any unvested stock options shall cease on the date of termination.

            (b)    Voluntary Resignation by Executive.    In the event Executive voluntarily terminates his employment with the Company (other than for Good Reason (as defined in paragraph 10(b) below)), the Company's obligation to make payments hereunder shall cease upon such termination, except that the Company shall pay Executive any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of any unvested stock options shall cease on the date of termination.

            (c)    Termination for Just Cause.    In the event the Executive is terminated by the Company for Just Cause (as defined in paragraph 10(a) below), the Company's obligation to make payments hereunder shall cease upon the date of receipt by Executive of written notice of such termination (the "date of termination" for purposes of this paragraph 9(c)), except that the Company shall pay Executive any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of any unvested stock options shall cease on the date of termination.

            (d)    Termination by the Company without Just Cause Or Resignation for Good Reason (Other Than Change in Control).    The Company shall have the right to terminate Executive's employment with the Company at any time without Just Cause. In the event Executive is terminated by the Company without Just Cause or Executive resigns for Good Reason (other than in connection with a Change in Control (as defined in paragraph 10(c) below)), and upon the execution of a full general release by Executive ("Release", in the form attached hereto as Exhibit B), releasing all claims known or unknown that Executive may have against the Company as of the date Executive signs such release, and upon the written acknowledgment of his continuing obligations under the Confidentiality Agreement, Executive shall be entitled to receive the following severance benefits: (i) continuation of Executive's base salary, then in effect, for a period of six (6) months following the Termination Date, paid on the same basis and at the same time as previously paid; (ii) payment of any accrued but unused vacation and sick leave; and (iii) the Company shall pay the premiums of Executive's group health insurance COBRA continuation coverage, including coverage for Executive's eligible dependents, for a maximum period of six (6) months following a termination without Just Cause or resignation for Good Reason; provided, however, that (a) the Company shall pay premiums for Executive's eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the termination without Just Cause or resignation for Good Reason and (b) the Company's obligation to pay such premiums shall cease immediately upon Executive's eligibility for comparable group health insurance provided by a new employer of Executive.

            (e)    Change in Control Severance Benefits.    In the event that the Company terminates Executive's employment without Just Cause or Executive resigns for Good Reason within one (1) month prior to or thirteen (13) months following the effective date of a Change in Control, ("Change in Control Termination"), and upon the execution of a Release, Executive shall be entitled to receive the following Change in Control severance benefits: (i) continuation of Executive's base salary, then in effect, for a period of one (1) year following the Termination Date, paid on the same basis and at the same time as previously paid; (ii) payment of any accrued but unused vacation and sick leave; (iii) a bonus in the amount equal to the bonus amount paid in the year immediately preceding the Change in Control or 50% of the maximum bonus eligibility if the Executive was not employed by the Company during the prior year bonus period; and (iv) the Company shall pay the premiums of Executive's group health insurance COBRA continuation coverage, including coverage for Executive's eligible dependents, for a maximum period of twelve (12) months following a Change in Control Termination; provided, however, that (a) the Company shall pay premiums for Executive's eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Change in Control Termination and (b) the Company's obligation to pay such premiums shall cease immediately upon Executive's eligibility for comparable group health insurance provided by a new employer of Executive. If Executive obtains new employment pursuant to which he is employed on an average of 30 hours or more each week, he may request, upon written notification to the Company, to receive any unpaid severance benefits (subject to required deductions and tax withholdings) within 14 days after receipt by the company of such written notice. Executive agrees that the Company's payment of health insurance premiums will satisfy its obligations under COBRA for the period provided. No insurance premium payments will be made following the effective date of Executive's coverage by a health insurance plan of a subsequent employer. For the balance of the period that Executive is entitled to coverage under federal COBRA law, if any, Executive shall be entitled to maintain such coverage at Executive's own expense.

          In addition, notwithstanding anything contained in Executive's stock option agreements to the contrary, in the event the Company (or any surviving or acquiring corporation) terminates Executive's employment without Just Cause or Executive resigns for Good Reason within one (1) month prior to or thirteen (13) months following the effective date of a Change in Control, and any surviving corporation or acquiring corporation assumes Executive's stock options or substitutes similar options for Executive's stock options in accordance with the terms of the 2000 Plan and/or the 2002 Plan, as applicable, then the vesting of Executive's stock options (or any substitute options) shall be accelerated in full and the term and the period during which such options may be exercised shall be extended to twelve (12) months after the date of Executive's termination of employment; provided, that, in no event shall such options be exercisable after the expiration date of such options as set forth in the grant notice and/or agreement evidencing such options. Alternatively, in connection with any Change of Control, if any surviving corporation or acquiring corporation does not assume Executive's stock options or substitute similar options for Executive's stock options in accordance with the terms of the 2000 Plan and/or the 2002 Plan, as applicable, then the vesting of Executive's stock options shall be accelerated in full.

        10.    Definitions.

            (a)    Just Cause.    As used in this Agreement, "Just Cause" shall mean the occurrence of one or more of the following: (i) Executive's conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Executive's participation in a fraud or act of dishonesty against the Company; (iii) Executive's intentional and material damage to the Company's property; (iv) material breach of Executive's employment agreement, the Company's written policies, or the Confidentiality Agreement that is not remedied by Executive within fourteen (14) days of written notice of such breach from the Board; or (v) conduct by Executive which demonstrates Executive's gross unfitness to serve the Company as Vice President of Clinical Development, as determined in the sole discretion of the Company's Board of Directors. Executive's physical or mental disability or death shall not constitute cause hereunder.

            (b)    Good Reason.    As used in this Agreement, "Good Reason" shall mean any one of the following events which occurs on or after the commencement of Executive's employment without Executive's consent: (i) any reduction of Executive's then existing annual salary base or annual bonus target by more than ten percent (10%), unless the Executive accepts such reduction in compensation opportunity or such reduction is done in conjunction with similar reductions for similarly situated executives of the Company; (ii) any request by the Company that the Executive relocate to a work site that would increase Executive's one-way commute distance by more than thirty-five (35) miles from his then principal residence in Colorado, unless the Executive accepts such relocation opportunity; or (iii) for purposes of Section 9(e) only, if the Company or any surviving corporation following a Change in Control fails to offer the Executive a position that is equivalent in pay, benefits and responsibilities.

            (c)    Change in Control.    As used in this Agreement, a "Change in Control" is defined as: (a) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company's assets to a majority-owned subsidiary corporation); (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); or (d) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred.

        11.    TERMINATION OF COMPANY'S OBLIGATIONS.    Notwithstanding any provisions in this Agreement to the contrary, the Company's obligations, and Executive's rights pursuant to Sections 9(d) and 9(e) herein, regarding salary continuation and the payment of COBRA premiums, shall cease and be rendered a nullity immediately should Executive fail to comply with the provisions of the Confidentiality Agreement or if Executive directly or indirectly competes with the Company.

        12.    MISCELLANEOUS.

            (a)    Taxes.    Except as specifically set forth herein, Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefits provided by the Company pursuant to this Agreement.

            (b)    Modification/Waiver.    This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

            (c)    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

            (d)    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

            (e)    Notices.    All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Executive promptly shall notify Company of any change in Executive's address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

            (f)    Governing Law; Personal Jurisdiction and Venue.    This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to a Colorado court's exercise of personal jurisdiction. The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of Colorado.

            (g)    Entire Agreement.    This Agreement together with the Exhibits A and B attached hereto set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have each duly executed this Employment Agreement effective as of the day and year first above written.

ALLOS THERAPEUTICS, INC.
/s/ MICHAEL HART
By:	Michael E. Hart
Its:	President and Chief Executive Officer
Address:	11080 CirclePoint Road Westminster, CO 80020
EXECUTIVE:
/s/ PABLO J. CAGNONI Pablo J. Cagnoni
Address:	371 Birch Street Denver, Colorado 80220

EXHIBIT A TO EMPLOYMENT AGREEMENT

MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS'
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

[Attach executed copy]

EXHIBIT B TO EMPLOYMENT AGREEMENT

RELEASE AGREEMENT

        I understand that my position with Allos Therapeutics, Inc. (the "Company") terminated effective                        ,            (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance or consulting benefits pursuant to the terms of the Employment Agreement (the "Agreement") between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

        In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company.

        If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").

Agreed:
ALLOS THERAPEUTICS INC.	PABLO J. CAGNONI
By:
Name:
Title:
Date:	Date:

QuickLinks

ALLOS THERAPEUTICS, INC. EMPLOYMENT AGREEMENT FOR PABLO J. CAGNONI